                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

    WHITE                             JERRY                   E.
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   (Last)                            (First)              (Middle)

                                450 CLAYTON AVENUE
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                                    (Street)

   ST. LOUIS                         MISSOURI                63110
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     09/01/02
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     Not Provided
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4.   Issuer Name and Ticker or Trading Symbol

     GENOMED, INC.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
           PRESIDENT/CHIEF EXECUTIVE OFFICER
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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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                                         MR. WHITE DOES NOT
                                         BENEFICIALLY OWN ANY
                                         SECURITIES REQUIRED TO
                                         BE REPORTED*
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* Although Mr. White does not beneficially own any securities required to be reported at this time, Mr. White is entitled to 5,000,000 of the Issuer's Common
Stock payable yearly for five years, beginning on November 1, 2002.

If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          (Print of Type Responses)

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:

    /s/ Jerry E. White                               September 10, 2002
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 **Signature of Reporting Person                          Date

**      Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.